Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-274443) of Kamada Ltd, and

(2)	Registration Statement (Form S-8 Nos. 333-192720, 333-207933, 333-215983, 333-222891, 333-233267 and 333-265866) pertaining to the 2011 Israeli Share Award Plan of Kamada Ltd;

Of our reports dated March 6, 2024, with respect to the consolidated financial statements of Kamada Ltd. and the effectiveness of internal control over financial reporting of Kamada Ltd. included in this Annual Report (Form 20-F) of Kamada Ltd. for the year ended December 31, 2023.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A member of EY Global

March 6, 2024
Tel Aviv, Israel